202.942.5000
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555 Twelfth Street, NW
Washington, DC 20004-1206

    October 15, 2013

Board of Directors
Corporate Capital Trust, Inc.
CNL Center at City Commons
450 S. Orange Avenue
Orlando, Florida 32801

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Corporate Capital Trust, Inc. (the “Company”) in connection with the Company’s registration of the offering and sale of up to 200,000,000 shares of its common stock, $0.001 par value per share (the “Common Stock”), pursuant to a Registration Statement on Form N-2 (File No. 333-189544) (together with all amendments thereto, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Common Stock may be continuously offered in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined and relied upon such corporate records, certificates and other documents, and made such investigation of matters of fact and law, as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification (i) the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; (ii) that the issuance, offer and sale of Common Stock from time to time and the terms and conditions thereof, including those relating to price and amount of Common Stock to be so issued, offered and sold, (a) are consistent with the descriptions thereof in the Registration Statement, the related prospectus and the applicable prospectus supplement, (b) do not violate any applicable law, including the requirements of the Investment Company Act of 1940, as amended, (c) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company and (d) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (iii) that the Common Stock has been delivered to, and fully paid for at the time of such delivery by, the purchasers thereof; and (iv) the Registration Statement has become effective under the Securities Act and remains effective at the time of any offer or sale of the Common Stock.

Board of Directors
Corporate Capital Trust, Inc.
October 15, 2013

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Maryland and the federal laws of the United States.  As to the matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.  We are not admitted to the practice of law in Maryland and have not obtained any opinion from Maryland counsel.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the Common Stock, when issued and delivered in the manner and on the terms described in the Registration Statement (after the same is declared effective), will be validly issued, fully paid and nonassessable.

Board of Directors
Corporate Capital Trust, Inc.
October 15 , 2013

This letter does not address any matters other than those expressly addressed herein.  This letter is given for your sole benefit and use.  No one else is entitled to rely hereupon.  This letter speaks only as of the date hereof.  We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference our firm under the caption “Legal Matters” contained in the prospectus included therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                Sincerely,

                 /s/ Arnold & Porter LLP